EXHIBIT 99.1

NEWS RELEASE

RANGE PRODUCTION INCREASES 15%

FORT WORTH, TEXAS, APRIL 19, 2004...RANGE RESOURCES CORPORATION (NYSE: RRC) today reported that first quarter 2004 production volumes rose to 177.4 Mmcfe per day, a 15.2% increase over the prior-year period and a 7.7% increase over fourth quarter 2003. Approximately 71% of the Company’s production in the quarter was natural gas. The increase was due to wells brought on production in late 2003 and early 2004 as well as the Conger Field acquisition completed in December 2003. With the benefit from wells that went on production in the first quarter and those expected to go online shortly, second quarter production should rise further.

The Company also indicated that approximately $29 million of its $126 million capital budget had been expended in the first quarter, funding the drilling of 78 (48.1 net) wells and 15 (11 net) recompletions. Nine (5.3 net) of the projects proved unproductive. For the quarter, the Company expects to recognize exploration expense of $3.6 million, including $1.2 million in seismic expense and $1.2 million in dry hole expense. By March 31, 34 of the newly drilled wells had been placed on production. The remaining wells were in various stages of completion or waiting on pipeline connection. Drilling activity in the second quarter is expected to remain high. The Company currently has 15 rigs running.

In the Southwest, 32 (27.2 net) wells were drilled. At the West Fuhrman-Mascho Unit, Range drilled 18 (17.5) net wells during the quarter, nearly doubling production to 17.3 Mmcfe per day (13.1 net). In the Conger Field in West Texas, Range currently has two rigs operating and has drilled the first 4 (4.0 net) wells of the 25-well program planned for 2004. In the Texas Panhandle Morrow play, two wells were successfully completed during the quarter. Based on initial test rates, these wells are expected to yield in excess of 1.8 Mmcfe per day net to Range when placed online. Two additional wells are scheduled to spud this week. The Wood #1-153 (72% working interest), located in Roberts County, Texas will test shallow Brown Dolomite, and the Chandra #1-4 (55% working interest), located in Caddo County, Oklahoma will test deeper Red Fork. Range holds drilling rights to multiple locations offsetting both wells.

In the Gulf Coast division, the Smith #1 well, an onshore exploratory well in Orange County, Texas was recently placed online and is currently producing 7.7 (3.8 net) Mmcfe per day. The well, which was drilled to 14,500 feet, encountered 55 feet of high-quality pay in the Yegua formation. Depending on the well’s performance, additional wells may be drilled. During the quarter, the West Cameron 56 #17 well (25% working interest) was drilled to 14,100 feet and was plugged and abandoned as no significant accumulation of hydrocarbons was found. Currently the division has 4 (1.1 net) wells drilling and plans to spud the 17,500 foot East Cameron 33 #9 Falcon prospect within 90 days. The Company has a 25% working interest before casing point and a 37.5% working interest after casing point in this well.

The drilling program in the Appalachia division is proceeding slightly ahead of schedule. In the first quarter, 43 (19.6 net) wells were drilled, of which 42 (19.1 net) were successful. The division plans to drill 259 (116.9 net) wells in 2004.

The Company also announced that its bank group had recently approved an increase in the funds available under its credit facility. The borrowing base was increased by $15 million to $240 million. The increase was granted following the banks’ semi-annual review of the Company’s reserves and operations. At quarter-end, the Company had $69 million of availability under the facility and debt totaled $348.6 million, down $9.6 million from year-end 2003.

Commenting on the announcement, John Pinkerton, Range’s President, said, “We are very pleased with the first quarter production results. They came in 15% higher than last year and roughly 4 Mmcfe per day higher than our previous guidance. While it is still early in the year, we are solidly on track to achieve our production and reserve growth goals. Finally, with higher production, coupled with current oil and gas prices and hedges in place, the Company expects to report record results in the first quarter and for the year in many of the key aspects of its business.”

RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwest, Gulf Coast and Appalachian regions of the United States.

Except for historical information, statements made in this release, including those relating to expected future production growth and record results are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2004-9

Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817) 870-2601
www.rangeresources.com

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